UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 22, 2006

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

At a meeting held on March 22, 2006, the Management Development and Compensation Committee of the Board of Directors of Genworth Financial, Inc. (“Genworth”) reviewed and approved base salaries for Genworth’s Chairman, President and Chief Executive Officer and for each of the persons who were Genworth’s four other most highly compensated executive officers (the “Named Executive Officers”) in 2005. As of May 8, 2006, the following base salaries will be in effect for Genworth’s Named Executive Officers: Michael D. Fraizer, $1,125,000; Thomas H. Mann, $615,000; Pamela S. Schutz, $550,000; George R. Zippel, $500,000; and Leon E. Roday, $500,000.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At a meeting held on March 22, 2006, upon the recommendation of the Nominating and Corporate Governance Committee, Genworth’s Board of Directors elected James S. Riepe as a new independent director. Mr. Riepe filled the vacancy created by the resignation of a director in December 2005. At this meeting, the Board also appointed Mr. Riepe to the Management Development and Compensation Committee.

Mr. Riepe was the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Mr. Riepe will continue to serve as a director of the T. Rowe Price Group, Inc. and as Chairman and Director of the T. Rowe Price Funds until their 2006 stockholders’ meetings in April. Mr. Riepe held various positions during his tenure at T. Rowe Price Group, Inc. which began in 1982, including serving as Chairman of all of the T. Rowe Price funds on which he served as a director or trustee. Prior thereto, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe also serves as a director of The Nasdaq Stock Market, Inc. and is a trustee of the James S. and Gail P. Riepe Charitable Foundation, the T. Rowe Price Program for Charitable Giving, and the Gilman School. He is the chairman of the University of Pennsylvania’s Board of Trustees and serves on the board of the Baltimore Museum of Art. Mr. Riepe received an M.B.A. and a B.S. from the University of Pennsylvania.

Item 9.01. Financial Statements and Exhibits.

Number	Description
10	Base Salaries for the Named Executive Officers

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

DATE: March 27, 2006	By:	/s/ Richard P. McKenney
Richard P. McKenney
Senior Vice President –
Chief Financial Officer

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EXHIBIT INDEX

Number	Description
10	Base Salaries for the Named Executive Officers

4